Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITOR

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Hersha Hospitality Trust for the registration of $200,000,000 of common shares, preferred shares and debt securities and to the incorporation by reference therein of our reports (a) dated March 5, 2004, with respect to consolidated balance sheet of Hersha Hospitality Trust and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2003 included in its Annual Report on Form 10-K for the year ended December 31, 2003, and (b) dated March 5, 2004, with respect to the balance sheet of Hersha Hospitality Management L.P. as of December 31, 2003, and the related statements of operations, partners' equity (deficit), and cash flows for the year ended December 31, 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2003, both filed with the Securities and Exchange Commission.

/s/  Reznick Fedder & Silverman, P.C.
Certified Public Accountants

Baltimore, Maryland
March 31, 2004


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